EXHIBIT 3.1
CERTIFICATE OF OWNERSHIP
MERGING
WEBSIDE SUBSIDIARY COMPANY
INTO
WEBSIDESTORY, INC.
(Subsidiary into parent pursuant to Section 253 of the General Corporation Law of Delaware)
* * * * * * *
WebSideStory, Inc., a corporation incorporated on the 13th day of July, 2000 (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware;
     DOES HEREBY CERTIFY:
     FIRST: That this Corporation owns 100% of the capital stock of WebSide Subsidiary Company, a corporation incorporated on the 4th day of May, 2007, pursuant to the provisions of the Delaware General Corporation Law and that this Corporation, by a resolution of its Board of Directors duly adopted at a meeting held on the 7th day of May, 2007, determined to and did merge WebSide Subsidiary Company with and into itself, which resolution is in the following words to wit:
     WHEREAS, the Corporation lawfully owns 100% of the outstanding stock of WebSide Subsidiary Company, a corporation organized and existing under the laws of Delaware, and
     WHEREAS, the Corporation desires to merge WebSide Subsidiary Company with and into itself and to be possessed of all the estate, property, rights, privileges and franchises of said corporation.
     BE IT RESOLVED, that the Corporation merge WebSide Subsidiary Company with and into itself, with the Corporation being the surviving corporation in such merger, and that the Corporation assume all of WebSide Subsidiary Company’s liabilities and obligations;
     RESOLVED FURTHER, that an authorized officer of the Corporation be and he is hereby directed to make and execute a certificate of ownership setting forth a copy of the resolution to merge WebSide Subsidiary Company with and into the Corporation and to assume its liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County;
     RESOLVED FURTHER, that the officers of the Corporation be and they hereby are authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in any way necessary or proper to effect said merger; and
     RESOLVED FURTHER, that the Corporation change its corporate name by changing Article FIRST of the Amended and Restated Certificate of Incorporation of this Corporation to read as follows:

     “FIRST: The name of the corporation (hereinafter the “Corporation”) is Visual Sciences, Inc.”
     IN WITNESS WHEREOF, said parent corporation has caused its corporate seal to be affixed and this Certificate to be signed by an authorized officer this 9th day of May, 2007.

By:	/s/ ANDREW GREENHALGH
(Authorized Officer)

	Name:	Andrew Greenhalgh
	Title:	Senior Vice President and General Counsel